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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 16, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington (Address of principal executive offices)	98104 (Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on August 9, 2001.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 4, 6, 7, 9, 10, 11, 12, 13, 14, 16, 17, and 19, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRES RECEIVED THROUGH JULY 16, 2001

1.  Do you have release dates for the balance of the quarters in 2001?

The results for the second quarter will be released before the market opens on August 7, 2001. We plan to release the results for the third quarter of 2001 on November 6, 2001 and the results for the fourth quarter of 2001 should be available before the market opens on February 12, 2002.

2.  Approximately how many full-time equivalent (FTE) employees currently work for Expeditors and how many were there a year ago?

As of June 30, 2001, there were an estimated 7,750 FTE employees working for Expeditors worldwide. Last year at the same time there were approximately 6,700 FTE employees.

3.  How does the current economic environment impact the degree of investment in ongoing software development and IT infrastructure?

We have never allowed short-term economic conditions to influence the development of our IT capability. Although you did not ask, we can also state that we have also never been short-sighted enough to cut back on our sales and marketing force in order to meet external expectations.

Reducing these sorts of ongoing expenditures in the face of economic rumors is somewhat akin to trying to run a long race holding an umbrella because the bystanders fear it might start to rain. Having entered the contest, we believe that you should do whatever is necessary to have the best chance of winning. The crowd may bring umbrellas, but that should have no influence on the runner.

4.  What is the mix between proprietary and third-party software that Expeditors currently relies upon for its internal systems? Which areas, if any, are predominantly reliant upon third-party systems? Who are these third-party software providers?

With one exception, all of our operational and financial systems are internally developed and proprietary. The same systems are used in every department, of every branch, in every country where we have offices. No matter which of the six continents, we've yet to open up in Antarctica, our system and our culture are fully in place. No exceptions and no speculative rollouts.

We spend considerable time and money maintaining these systems and, where required, adapting them to local laws and business conventions. The operational and financial systems are integrated; a factor that we feel provides us a significant competitive advantage. This worldwide consistency has allowed us to develop other proprietary applications, such as an automated clearing house to accelerate inter-

company settlements. Our automated clearing house, in place for over five years now, works 24/7 to minimize currency losses and staff time devoted to data entry and clerical reconciliation efforts. This system has served us well making sure that today's net revenues are not tomorrow's unusual write off.

Our internal systems running worldwide are not available from any third party. No competitor has them nor could they acquire them from us because we won't sell. Even in the case of customs brokerage, the one exception noted above, management estimates that approximately 50% of all of our global customs entry volume is done in the United States on our internally developed and maintained proprietary system. In all other countries, we use third-party software to transmit export and import customs declarations to the relevant governmental authorities. We use third party software outside the U.S. because the volume of transactions in any individual country is not large enough to justify a custom development and maintenance effort. In addition, it is a fact that the customs authorities, in some countries, require the use of designated "sponsored" systems to transmit customs data eliminating the possibility of an internal solution in any event.

As is the case with any company our size, we use a variety of third party utilities, data base products and networking products to support our internally developed applications. Use of these products is standardized within our systems infrastructure and this allows us to focus on the business rules we need in order to maintain the worldwide consistency we expect from our systems.

5.  Please describe how year-over-year business trends thus far in the quarter have compared with the first quarter? Within the second quarter, how have year-over-year trends varied from month-to-month?

Speaking of the company as a whole, the second quarter of 2001 is very much at expectation and in line with what we expect when looking from a year over year perspective. The first quarter of 2001, as we have noted previously, far exceeded our internal forecasts. We have previously commented on April and May, all we can really add is that, all things considered, June 2001 was not a source of disappointment or surprise.

6.  As a follow-on to the previous question, please describe these trends by mode and by geography, to the degree that they vary from the overall trends.

The Far East continues to be strongest from a profitability standpoint. Europe is actually strongest from a percentage growth in volume standpoint, but weakest on yield. North America is somewhere in between from a volume growth and a yield standpoint.

7.  In light of the current slowdown, please provide an updated breakdown of Expeditors current net revenue mix by industry (along the lines of data provided in the December 15, 2000 filing).

While we have not looked at this specifically since last December, management has no reason to believe that our revenue mix has changed significantly since that time.

8.  Various indicators, including macroeconomic and others particular to airfreight, point to a significant deterioration of the European economies and overall growth of airfreight volumes. Has this been apparent in the pricing of major European carriers? If so, which, if any, trade lanes have been particularly affected?

Our experience in Europe has been contrary to the generally expected trends. Our volumes in Europe have continued to grow and pricing has not yet reflected the kinds of "disconnects" that we have seen in Asia.

9.  With regard to the response to the Integres-related question in the last 8-K filing, does or has Expeditors ever targeted smaller freight forwarders as potential customers? If so, what was the result? If not, how might Expeditors provide value for smaller forwarders should they turn to Integres or a similar venture for various transportation services?

This is really a question about what is known in our industry as "co-loading". Co-loading happens whenever one non-asset based (indirect) carrier deals with another non-asset based carrier rather than an asset based (direct) carrier. An indirect carrier that exists by soliciting freight from smaller players is called a "master loader" and functions like a forwarder's forwarder. The "master loader" is fully responsible for paying the airline for all the freight moving on the "master" bill of lading issued by the asset-based carrier.

In other words, the master loader assumes the credit risk for freight tendered by the smaller forwarders. This means that the "master loader" has to be very knowledgeable about each local market in which they operate and must use great care to avoid extending credit to smaller forwarders who have freight, but no money. As a group, smaller forwarders are generally not as financially viable as the typical customer who at a minimum has a financial interest in the cargo.

It is also important to note that the relationship between the "master loader" and the small forwarder is one of necessity, not choice. At the point where any small forwarder is able to obtain favorable lift and pricing directly from the asset-based provider, that is exactly what the small forwarder will do. In this respect, it is much like building a brick wall using only bricks and no mortar. You can create a real nice looking stack of bricks, but at some point the thing will fall on itself and then you must rebuild.

While we do, in some markets on some occasions, act as a "master loader", we are very careful in only dealing with those forwarders we are certain can pay. While this concept is a good strategy for supplementing internal cargo volumes, it is a difficult and complex concept to develop as a core business concept across all geographic markets. In our opinion, an indiscriminate adoption of this business model would be fraught with financial peril and sooner or later there'll be bricks all over the place.

10.  Over the past four quarters, Expeditors 16 office additions have been predominantly focused on Central Europe with a more recent focus over the past two quarters on South America. Do you anticipate a greater proportion of new office openings in Central and South America going forward given that this region represents a relatively small proportion of the net revenue base?

We have always said that we expand by plan and by opportunity. You can't forecast opportunity and this fact alone makes predictions problematic. South America is an area of focus and another might be sub-Saharan Africa. The Central American markets, while interesting and appealing in some areas, are not so large that we would "force" an opening plan there. We will likely open in each of these areas as we have everywhere else: with a plan where we have to open and by opportunity whenever and wherever she may knock.

11.  Please describe the current environment with regard to the labor pool and the availability of talent within the freight forwarding industry. How does this vary with the environment of a year ago? Five years ago?

There seem to be no shortage of good people available. The recent rash of mergers combined with a perceived slowing in growth for the economy seems to have added a measure of increased stability to the labor market when compared to periods leading up to this time last year. That having been said, just as high priced name brands are rarely subject to markdown by retailers, the effort required to attract and retain qualified people who will survive and thrive at Expeditors does not change as a result of short-term events in the economy.

The kind of people we attempt to attract have confidence in their abilities and typically welcome the opportunity to get out of their company as much as they put into it. The effort on our part comes in discerning the genuine article from the desperate counterfeit.

12.  In every 10-Q filing, Expeditors includes the estimated impact on operating income of an approximate 10% appreciation/depreciation of the dollar relative to other currencies. Can you elaborate on the impacts of a relatively strong dollar and how it impacts various management decisions?

One of the great benefits of a global network is that it provides a diversity that strengthens the company as our network expands. We really don't make decisions based on relative value of currencies. We make decisions that will expand and strengthen our network.

The particular SEC mandated disclosure to which you refer is a mechanical calculation whose primary intent is to educate investors as to the relative derivative positions that a company might hold. The intent is no doubt to illuminate positions that will be sensitive to short-term swings in currency valuation and/or interest rates. As applied to our business, it may be somewhat one-dimensional moving toward useless. We provide this disclosure because we are required to do so. To the extent that it demonstrates that we are not currently in any significant danger from derivatives, then it has done its job. It is folly to expect more.

A weakening in the U.S. dollar, according to classical economic theory, would stimulate U.S. exports and dampen U.S. imports. This, of course, is a very U.S.-centric view, as the same would apply to any currency devaluation when viewed from that particular country. History also shows that this isn't always true. The U.S. dollar weakened systematically against many Asian currencies from 1986 through the mid to late 1990's. Contrary to everything we learned in school, imports into the U.S. from these economies flourished during this same time period. It is also true that U.S. exports did not flourish to the extent that may have been predicted based upon mere currency analysis. The point to all of this is that there is much more going on here than can be explained by isolating interest rates and currency valuations.

13.  Have you started to look at expansion plans for 2002 yet? If so, do you anticipate capital spending to be roughly in line with 2001 levels as a percentage of net sales?

We have not yet made any formal 2002 expansion plans. Assuming that all we did was expansion, and assuming that we did exactly the same expansion in 2002 as we will do in 2001, it would be safe to say that 2002 capital expenditures would be in line with 2001. But, as we have said several times before, ours is not just a story about new office openings.

The majority of our "spikes" in capital expenditures have resulted from real estate projects in certain markets. We had planned to commence a significant U.S. based project beginning in the third quarter, but this is now on hold at best. We currently have two active real estate projects: Cairo, Egypt and Dublin, Ireland. We expect to see these expenditures start to show up in the last quarter of this year.

14.  Assuming you are to deploy capital at a similar rate next year (relative to 2001 projected levels), one can assume that Expeditors will see a cash balance well [note the well was all capitals before editing] in excess of what many would consider to be efficient levels. What is the rationale [note it was rational before editing] for maintaining such high levels of cash and if your thinking is in accord with our work do you have any thoughts as to what you may do with the cash?

We often heard in school that it was important to show your work. You did not, but we don't review third party financial models so nothing was lost here. The answer to the question depends upon what the "many" mean when they reference fiscal efficiency. Our bank would like us to borrow money from them, but is paying interest efficient?

Obviously the issue of cash has been asked before. Undoubtedly it will be asked again. And obviously we have thoughts about it. We can say that this is the most pleasant problem that we have ever faced. It doesn't take many fiscal geniuses to realize that too much cash is better than any other alternative.

As Roseanne Roseannadanna used to say, "It just goes to show ya, it's always something." Analysts are paid to analyze and there is no pleasing anyone on this cash issue. Either you have too much or you have too little. Given that alternative, we're actually OK entertaining questions about what we will plan on doing with our cash. It is demonstrably better than having to answer questions about where we plan to go to get more cash.

Our rationale for holding cash is actually quite simple and rational. In the past, we have always done best for our shareholders by investing our cash in the business. That will always be our first choice. We have treated this question in the past, we have identified strategic facilities in key markets as a likely future use for cash. Nothing has really changed.

The other alternatives, dividends and stock repurchases we presently do on a small scale. Each of these could be increased if we were convinced that we had achieved cash balances that we would never use under any circumstance. We know we are not there yet.

15.  Can you provide the breakout of goodwill on the balance sheet as of 12/31/00? Additionally, can you quantify your quarterly goodwill amortization expense as a percentage of the total quarterly depreciation and amortization expense?

Total goodwill as of December 31, 2000 was $18,193,000 and accumulated amortization as of that date was $4,748,000 leaving a net balance of $13,445,000. Only the depreciation of fixed assets and the amortization of the costs of purchased software are included in the "depreciation and amortization" expense category. Amortization of goodwill, which is running at about $235,000 per quarter, is included as "other" operating expense. If you need these numbers to calculate our EBITDA, please keep this information to yourself. We won't go with you into the financial Twilight Zone.

16.  Can you comment on both international cargo and airline belly capacity—are you still seeing short-term "disconnect" between market buy and sell rates in Asia and North America?

Disconnects still exist. There still seems to be plenty of space available on the Asian lanes, less so on the European and North American lanes. The Asian situation could change very quickly given carrier plans to "park" assets plus an anticipated seasonal increase in volumes in the coming months.

17.  We are starting to calculate our 2002 quarterly earnings per share estimate for Expeditors. Would you agree or disagree with the following statement: The $15.4 million in operating income from Expeditors' Asia operation in the first quarter 2001 (up 96% from the first quarter of 2000) could likely be difficult to match in the first quarter 2002 due to the disconnect that occurred in the first quarter of 2001 between market buy and sell rates.

It is really your job to do estimates and to write what you think. We believe that it is dangerous to start indicating whether we agree or disagree with what you may want to write. If you're asking if we expect to be up 58% year over year as we were in the first quarter of 2001 when compared with 2000, the answer is unequivocally "no" for any number of reasons.

We recognize and have stated on several occasions that "This year's victory is next year's hurdle." Jumping the fence is what we focus on accomplishing, predicting how high we can jump is not.

18.  We asked a question previously regarding the US dollar relative to other currencies. Management answered the question last month by stating its inability to forecast short, long or even medium term currency movements. Our question was not interested in forecasting the direction of the dollar but was intended to seek out what environment (stronger, weaker, or stable dollar) is most advantageous for Expeditors' customer demand and shipping volume.

Interestingly enough, we remember the question and the answer. Management ended with something that perhaps bears repeating "What we realize is that currencies fluctuate when measured against each other and we need to be concerned that Expeditors is positioned to address the customers needs no matter where currencies may roam." We do not believe that we tried to avoid your question.

The last sentence was intended to answer your question by stating that we don't focus on the relative advantages of currency strengths and weaknesses. Therefore we can't really tell you which environment is more advantageous to Expeditors. The only certain predictions you can make about currency rates is that, like the weather, they will change.

It is dangerous in this business to seek comfort from, or perceive advantages to, the illusion of permanence in dynamic situations. Foreign exchange fluctuations happen. Unlike farmer and the weather, we have to accept an occasional storm and realize that there is nothing the government will do about it. After all, some government, somewhere, probably caused it to happen.

In our opinion, the proper way to position a global logistics company is to have a global network of full-service offices that can react to all possible economic developments resulting from ebbs and flows in currencies or economies.

19.  When will management start its budgeting process for 2002?

Expeditors' budgeting cycle begins in September and usually ends in November. District Managers are given one month to prepare their budgets. Regional Management takes another 2-3 weeks for approval and corporate review typically can consume a month or so.

As we have said before, we are not slaves to budgets. Budgets at Expeditors are more an opportunity for business planning and self-assessment. Internally, we tend to measure progress by expecting improvements on prior year results. The amazing thing is that our managers, left alone to do their budgets without political pressures that come from having discretionary bonus determinations linked to arbitrary targets, probably push themselves to achieve results that no central authority would dare to impose. It is really not much more complicated than this. If we thought budgets were an important part of managing this business we would likely share them with you.

20.  On Tuesday evening, July 17, I am presenting a stock study on Expeditors International to my investment club. We follow the NAIC guidelines for our stock analysis, i.e., we focus on fundamentals and are not traders. I have read the Value Line, the 2000 Annual Report, the most recent 10-Q, and the last two 8-K's. But I still cannot find the information to answer this very important question: How do you keep increasing your earnings rate of growth when your sales rate of growth has been decreasing for the trailing 4 quarters?

We think that one of the benefits of this forum is that your investment club has the same access to management information as do any of the big guys. This is not to say that we answer every question we get, but we do want to have the best information out there. Your question is one we think we answered in the filings you mention, but it is important enough that we want to have another go at it.

To look at the company the way we do, you need to focus on net revenues and not the gross revenues numbers. In essence, net revenue excludes the cost of purchased transportation and it allows the significant net revenue contributions from fee-based activities to stand along side comparable transactions with huge transportation cost components. You should also focus on net revenue, because growth in net revenue is always a good thing. Growth in gross revenue may not always be positive and flat or contracting gross revenue is not always bad. This is a concept that even professional analysts seem to forget at times. Consider the following year over year percentage increases:

	2nd Qtr. 2000	3rd Qtr. 2000	4th Qtr. 2000	1st Qtr. 2001
Revenue Increase	22%	17%	10%	16%
Net Revenue Increase	23%	26%	24%	26%
Operating Expense Increase	20%	22%	21%	21%
Operating Income Increase	34%	40%	33%	48%

Our operating earnings rate of growth is influenced by the rate of growth in our net revenues and the rate of growth in operating expenses. Whenever we experience a rate of growth in net revenues greater than the rate of growth in operating expenses, the results in terms of operating income can be very substantial. This was certainly the story in the first quarter of 2001. Bottom line, as we keep trying to tell people (but hey, we just work here), gross revenue is not the first thing we look at when analyzing the performance of our network. Truth be known, it's actually the last. We only roll it up once a quarter on a global basis and then only because we have to for SEC reporting purposes. Let us know what the club thinks.

21.  Many companies are increasingly turning to 10B5-1 plans in order to create orderly periodic stock selling programs for company insiders. Does Expeditors have such a program in place and does it include most or all of senior management?

We are not sure if this is a question or an opening for a sales pitch. In our view the decision to adopt a 10B5-1 Plan is an individual decision. So if you are selling, the company is not buying. Everyone here is expected to comply with the 10B-5 prohibition on trading while in possession of material inside information. If they elect to accomplish this by adopting a program of pre-planned selling in compliance with this provision, so be it.

We actually encourage management and employees to hang on to their stock and stock options as long as possible, but there are many reasons for people to exercise options or sell stock. Each situation is different and might involve any combination of option expiration, estate planning, acquisition of a new home, mortgage elimination or security for higher education. We actually believe in the future of this company and with the above items excepted, really encourage our employees to hang on as long as possible.

One of the great Bon Mot's at Expeditors is "everybody has the opportunity to do well." There are some amazing stories here of people who have treated their stock option and employee stock purchase plan shares prudently and as a result achieved financial goals that they could have never conceived of just a few short years before. Others have dining room tables that with hindsight run well into six figures.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

July 16, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer

July 16, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer

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  Item 9. Regulation FD Disclosure.
SELECTED INQUIRES RECEIVED THROUGH JULY 16, 2001
SIGNATURES